Exhibit 99.6

The Board of Directors

Mallinckrodt plc

College Business & Technology Park, Cruiserath

Blanchardstown, Dublin 15, Ireland

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated March 13, 2025, to the Board of Directors of Mallinckrodt plc (“Mallinckrodt”) as Annex F to, and reference thereto under the headings “SUMMARY — Opinion of Mallinckrodt’s Financial Advisor”, “THE TRANSACTION — Background of the Transaction”, “THE TRANSACTION — Recommendation of the Mallinckrodt Board of Directors and Mallinckrodt’s Reasons for the Transaction” and “THE TRANSACTION — Opinion of Mallinckrodt’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Mallinckrodt and Endo, Inc. (“Endo”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Mallinckrodt (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Michael Lefferts
Michael Lefferts
Managing Director

April 23, 2025